CA FILES FORM 8-K CONTAINING PRELIMINARY UNAUDITED
FISCAL YEAR 2006 FINANCIAL INFORMATION
Company Will Hold Webcast at 5 p.m. ET
ISLANDIA, N.Y., June 29, 2006 — CA (NYSE:CA), one of the world’s largest management software companies, today filed a Current Report on Form 8-K with the Securities and Exchange Commission (SEC) containing business and preliminary unaudited financial information for the full fiscal year ended March 31, 2006.
The Company announced that it is delaying the filing of its Annual Report on Form 10-K beyond its extended due date of June 29, 2006, as a result of two matters which have arisen during the completion of its annual audit. Based upon a preliminary internal review of the Company’s prior policies and procedures with respect to the granting of stock options from fiscal year 1997 to present related to its stock option plans in effect during this period—including a review of its underlying options grants—the Company believes that in fiscal years prior to 2002, the Company did not communicate stock option grants to individual employees in a timely manner.
In fiscal years 1997 through 2001, the Company experienced delays of as much as two years from the date that employee stock options were approved by the Company’s Board of Directors to the date such stock option grants were communicated to individual employees. These delays could result in the need to recognize additional non-cash stock compensation expense over the vesting periods related to such grants. The Company has not yet completed its analysis of the amounts to be recognized or any income tax effect, but estimates the pre-tax amounts relating to fiscal years 2005 and 2006 to be less than $20 million per year, and the amounts relating to fiscal years 2002 through 2004 to be in the range of $40 million to $100 million per year on a pre-tax basis. The impact for periods prior to fiscal year 2002 relating to stock option grants beginning in fiscal 1997 is expected to be in excess of $200 million on a pre-tax basis. The Company has not undertaken a review of stock option grants prior to fiscal 1997.
In addition, based upon a continuing review of certain software license contract renewals in prior fiscal periods, the Company estimates that it has understated subscription revenue recorded in years preceding fiscal 2006, in an aggregate amount of approximately $40 million. These adjustments will result in corresponding reductions to subscription revenue in future periods through approximately 2011. This continuing review of software license contracts and the possible adjustments to subscription revenue represent a further adjustment to the amounts previously restated in October 2005.
As a result of these items, the Company believes it is likely—although it has not yet concluded—that it will need to restate its previously reported results to include the impact of additional stock based compensation expense to reflect additional subscription revenue as described above, and to report additional material weaknesses.
Importantly, neither of these two accounting matters affects CA’s existing contracts with customers and does not affect cash flow from operations.

The completion of the Company’s Form 10-K could result in adjustments to the amounts reported in this release. Therefore, all results reported in this release should be considered preliminary until CA files its Form 10-K for the 2006 fiscal year.
Preliminary Unaudited Financial Information

(in millions,
except share data)	Q4FY06	Q4FY05	Change	FY06	FY05	Change
Revenue	$947	$917	3%	$3,776	$3,560	6%
GAAP (LPS)/EPS from Continuing Operations	($0.06)	$0.03	n/m	$0.23	($0.01)	n/m
(Loss)/ Income from continuing operations	($36)	$16	n/m	$136	($2)	n/m
Non-GAAP Operating EPS*	$0.14	$0.20	(30%)	$0.81	$0.80	1%
*Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP income from continuing operations to non-GAAP operating income is included in the tables following this press release.
“We are disappointed that we cannot file our 10-K to meet the extended deadline and that we continue to find problems associated with CA’s past. However, delaying the filing is our only option until we understand the full impact of the legacy stock option issue and any potential financial adjustments,” said John Swainson, CA president and chief executive officer. “These issues are about our past, and not our future, and we continue to focus on building the Company.
“In fiscal 2006, CA was affected by a number of operational issues that had a negative impact on our results. We’ve identified the problems and are taking actions to rectify them. We are and will continue to hold people accountable,” Swainson continued. “Our focus in fiscal 2007 is on superior execution and achieving industry best-of-breed benchmarks for every aspect of our operation. We made great progress in fiscal year 2006 in redefining our technology vision and customer value proposition and in aligning the Company to deliver on that vision. None of our competitors has all the tools to bring this vision to life. I am confident we are in the right market and have the right products and the right strategy to help our customers manage and secure their increasingly complex IT environments.”
Preliminary Unaudited Fourth Quarter and Full-Year Results
Revenue for the fourth quarter was $947 million, an increase of 3 percent over the prior period. For the full year, revenue was $3.776 billion, up 6 percent over fiscal year 2005. CA attributed a significant portion of the lower-than-anticipated total revenue in the fourth quarter to the speed of the accounting transition of revenue from recent acquisitions. In this change, revenue previously recognized in a perpetual model moved to CA’s ratable model, where revenue is recognized monthly over the life of the contract. This revenue has been deferred and will be recognized in future periods.

Subscription revenue for the fourth quarter was $713 million, an increase of 7 percent over the prior period. For the fiscal year, subscription revenue was $2.817 billion, an increase of 11 percent over the prior year.
Total product and services bookings in the fourth quarter were $1.192 billion, and for the full year, bookings were $3.381 billion. This represents a year-over-year decline of 29 percent for the fourth quarter and 19 percent for the full year. The fourth quarter and full-year decline in bookings was due primarily to the anticipated decrease in early renewal of license agreements resulting from the transition in fiscal year 2006 away from a total bookings-based compensation structure. In addition, CA signed contract extensions with two customers in the fourth quarter of 2005 that added approximately $400 million to bookings in that period. The Company said it expects bookings will be higher in fiscal 2007.
Total expenses for the fourth quarter were $997 million compared with $854 million in the prior year period. The increase was primarily due to higher selling, general and administrative (SG&A) expenses—including costs associated with recent acquisitions—higher restructuring costs and higher than anticipated commissions and royalty expenses, which were partially offset by reductions in variable compensation plans including management bonuses and other discretionary items.
For the full year, expenses were $3.663 billion compared with $3.558 billion in fiscal 2005. In addition to the above-mentioned expenses, the full year also was affected by higher costs associated with marketing initiatives as well as increases in Sarbanes-Oxley consulting costs and investments in the Company’s new ERP system.
The Company reported commissions, royalties and bonuses for the fiscal year of $387 million, which includes approximately $70 million more in sales commissions than it had anticipated at the outset of the fourth quarter.
In connection with the increase in commission expense, the Company said it intends to restate its financial statements for the third quarter and expects to report in its Form 10-K a material weakness, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, in its policies and procedures relating to the estimation, recording and monitoring of sales commissions and related accruals. CA determined approximately $31 million of additional commission expense should have been recognized in its third fiscal quarter. In its preliminary report, the Company said the restatement will have a negative impact of $0.03 on GAAP and non-GAAP earnings per share in the third quarter. The restatement will not have an impact on full-year earnings per share or cash flow from operations.
The Company recorded a GAAP loss from continuing operations of $36 million for the fourth quarter, or ($0.06) per diluted common share, compared to income of $16 million, or $0.03 per diluted common share, in the prior year period. In addition to the factors stated above, the fourth quarter results were adversely affected by the negative impact of $36 million of additional taxes associated with the repatriation of cash from foreign subsidiaries. The Company said it expects to report in its Form 10-K a material weakness in its policies and procedures relating to the identification, analysis, documentation and communication of non-routine tax matters. For the full year, GAAP income from continuing operations was $136 million, or $0.23 per diluted common share, compared to a loss of $2 million, or ($0.01) per diluted common share in fiscal year 2005.
The Company recorded non-GAAP income from continuing operations of $84 million for the fourth quarter, or $0.14 per diluted common share, compared to $129 million, or $0.20 per diluted common share a year earlier. For the full year, non-GAAP income from continuing operations was $490 million, or $0.81 per diluted common share, compared to $513 million, or $0.80 per diluted common share, reported in fiscal year 2005.
CA also has identified a third material weakness regarding its overall control environment over financial reporting due to a lack of effective communication policies and procedures. The Company said the ineffective control environment contributed to the material weaknesses stated above.
For the fourth quarter, CA reported $566 million in cash flow from operations, compared to $738 million reported in the prior year period. On a comparable basis, fourth quarter non-GAAP adjusted cash flow from operations was $648 million (adjusted for the third and final $75 million payment to the Restitution Fund and $7 million in restructuring payments), versus $552 million reported in the prior year (adjusted for a $191 million tax benefit and $5 million in restructuring payments).
For the full year, cash flow from operations was $1.380 billion, compared to $1.527 billion in the prior period. On a comparable basis, non-GAAP adjusted cash flow from operations for the full year (adjusted for $150 million in payments to the Restitution Fund and $22 million in restructuring payments) was $1.552 billion, compared to $1.327 billion (adjusted for a $300 million tax benefit, a $75 million payment to the Restitution Fund and $25 million in restructuring payments) reported in fiscal year 2005.
Full-year and fourth quarter growth in cash flow from operations was affected positively by a number of factors including a significant increase over the prior year in the number of customers who paid full contract value at the time of signing rather than over the life of the contract. Additionally, full-year results were benefited by lower tax payments and a decrease of receivable cycles and an increase of payable cycles. The Company anticipates cash flow generated from operations to decline in fiscal 2007 due to an expected $200 million increase in tax payments, higher disbursements associated with a reduction in its account payable balances, and a 401(k) contribution payment that in the past would have been made in March 2006, but is now being made in fiscal year 2007. These reductions in cash flow from operations will be partially offset by the fact that CA has completed its payments to the Restitution Fund.
Billings for the fourth quarter were $1.649 billion, an increase of 9 percent over the prior year period. Billings for the full fiscal year were $4.585 billion, an increase of 5 percent over the similar period last year. Billings growth was primarily attributed to the sale of acquisition-related products and accelerated customer payments. Excluding these items, billings would have been slightly down for the year.
Capital Structure

The balance of cash, cash equivalents and marketable securities at March 31, 2006, was $1.865 billion. With $1.811 billion in total debt outstanding, the Company has a net cash position of approximately $54 million.
During the quarter, the Company repurchased approximately 8 million shares of its common stock at an aggregate cost of approximately $223 million. Over the course of fiscal year 2006, CA repurchased approximately 21 million shares of its stock at an aggregate cost of approximately $590 million.
CA also announced today that its Board of Directors has authorized a new stock repurchase plan that enables the Company to buy $2 billion of its common stock during the current fiscal year. The plan will not be implemented until after the Company has filed its Form 10-K. CA currently is exploring various options to best execute the stock repurchases and expects it will be financed through a combination of cash on hand and bank financing (see separate news release).
Deferred Prosecution Agreement
CA indicated that it is obligated under the Deferred Prosecution Agreement (DPA) and the related SEC Consent Judgment to comply with SEC rules including those related to the filing of periodic reports. As noted above, CA will not file its Form 10-K by the deadline of June 29, 2006.
The Company also indicated that in light of the internal control issues relating to sales commissions, income tax provisions, its internal control environment and other factors, it expects that the term of the Independent Examiner may be extended beyond September 30, 2006. The Company added that it has not received any formal notification.
“Successfully meeting the terms of the DPA is a mandated priority,” Swainson said. “We fully support and will work diligently with the Independent Examiner to address all the outstanding requirements of the DPA.”
Outlook for Fiscal Year 2007
The following annual outlook is based on current expectations and represents “forward-looking statements” (as defined below).

			%
		FY06	Increase(Decreases)
(in millions, except share data)	FY07	unaudited	over FY06
Revenue	$3,900	$3,776	3%
GAAP EPS from Continuing Operations	$0.44	$0.23	91%
GAAP Cash Flow from Operations	$1,300	$1,380	(6%)
Non-GAAP Operating EPS*	$0.83	$0.81	2%
*Operating earnings per share is a non-GAAP financial measure, as noted in the discussion of non-GAAP results below. A reconciliation of GAAP income from continuing operations to non-GAAP operating income is included in the tables following this press release.
The Company added that its annual outlook for 2007 has not been adjusted to reflect the $2 billion repurchase plan. This outlook also assumes that the Company will take steps to achieve certain cost savings. These steps may have related non-operating costs that would have a negative effect on GAAP earnings per share. The

Company has not yet identified these savings or quantified their potential impact on GAAP earnings per share, and it is possible that GAAP earnings per share could be lower than the amount included in this outlook.
The Company said going forward, it will no longer provide quarterly guidance. However, because of the proximity to the close of the first quarter of fiscal year 2007 on June 30, 2006, CA indicated that first quarter revenue and non-GAAP operating earnings per share will be down sequentially. As noted above, the timing shift of 401(k) contribution payments, the increased commission payments and the decrease in days payable will adversely affect cash flow from operations in the first quarter. The Company expects performance to improve over the course of the year to achieve the fiscal year 2007 targets.
“CA is in a period of continuing operational transformation as we execute and build upon the changes we implemented during fiscal year 2006,” said Michael Christenson, CA’s chief operating officer. “We are working to ensure we are as efficient as possible and effectively managing our cost structure. At the same time, we are realigning our worldwide sales organization to provide more value to customers, expanding our development capabilities abroad, implementing our ERP system to drive greater efficiencies and productivity, and concentrating on growing the products we have acquired to achieve a return on those investments.”
Webcast
This press release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation, as well as a webcast that the Company will host at 5 p.m. ET today to discuss its unaudited fourth quarter and full-year 2006 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at (800) 729-6829. The international participant number is (706) 679-5227.
About CA
CA (NYSE:CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information, please visit http://ca.com.
Non-GAAP Financial Measures
This press release includes financial measures for per share earnings and cash flows that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP “operating” earnings per share excludes the following items: non-cash amortization of acquired technology and other intangibles, in process research and development charges, the government investigation and class settlement charges, restructuring and other charges, and the tax resulting from the repatriation of approximately $584 million of foreign cash and interest on dilutive convertible bonds (the convertible shares, rather than the interest, are more dilutive, thus the interest is added back and the shares increased to calculate non-GAAP operating earnings).

Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. Non-GAAP adjusted cash flow excludes the following items: Restitution Fund payments, restructuring payments, and the impact of certain non-recurring tax payments or tax benefits. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures, which are attached to this press release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the risks and uncertainties associated with the CA deferred prosecution agreement with the United States Attorney’s Office of the Eastern District, including that CA could be subject to criminal prosecution or civil penalties if it violates this agreement; the risks and uncertainties associated with the agreement that CA entered into with the Securities and Exchange Commission (“SEC”), including that CA may be subject to criminal prosecution or substantial civil penalties and fines if it violates this agreement; civil litigation arising out of the matters that are the subject of the Department of Justice and the SEC investigations, including shareholder derivative litigation; changes to the compensation plan of CA’s sales organization may lead to outcomes that are not anticipated or intended as they are implemented, and the commissions plans for fiscal year 2007, while revised, continue to be reviewed; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights; fluctuations in foreign currencies could result in translation losses; and the other factors described in CA’s current report on form 8-K. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2006 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Olivia Bellingham
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-4687
	daniel.kaferle@ca.com	olivia.bellingham@ca.com

Table 1
CA, INC.
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Revenue:
Subscription revenue	$713	$669	$2,817	$2,544
Maintenance	102	109	430	441
Software fees and other	34	58	163	254
Financing fees	7	15	45	77
Professional services	91	66	321	244

Total revenue	947	917	3,776	3,560

Operating Expenses:
Amortization of capitalized software costs	114	112	449	447
Cost of professional services	78	62	272	229
Selling, general and administrative	418	341	1,593	1,346
Product development and enhancements	175	180	696	704
Commissions, royalties and bonuses	139	113	387	339
Depreciation and amortization of other intangible assets	39	33	134	130
Other expenses (gains), net (1)	2	(14)	(15)	(5)
Restructuring and other	22	—	88	28
Charge for in-process research and development costs	—	—	18	—
Shareholder litigation and government investigation settlements	—	—	—	234

Total expenses before interest and taxes	987	827	3,622	3,452

(Loss) income from continuing operations before interest and taxes	(40)	90	154	108
Interest expense, net	10	27	41	106

(Loss) income from continuing operations before taxes	(50)	63	113	2
Tax (benefit) expense (2)	(14)	47	(23)	4

(Loss) income from continuing operations	(36)	16	136	(2)
Income (loss) from discontinued operations, net of income taxes	—	—	3	(2)

Net (loss) income	$(36)	$16	$139	$(4)

Basic (Loss) Income Per Share:
(Loss) income from continuing operations	$(0.06)	$0.03	$0.23	$(0.01)
Income (loss) from discontinued operations	—	—	0.01	—

Net (loss) income	$(0.06)	$0.03	$0.24	$(0.01)

Basic weighted-average shares used in computation	575	589	581	588

Diluted (Loss) Income Per Share:
(Loss) income from continuing operations (3)	$(0.06)	$0.03	$0.23	$(0.01)
Income (loss) from discontinued operations	—	—	0.01	—

Net (loss) income (3)	$(0.06)	$0.03	$0.24	$(0.01)

Diluted weighted-average shares used in computation(3)	575	591	608	588

(1)	Fiscal year ended March 31, 2006 includes an approximate $7 million pre-tax gain on the divestiture of Ingres.

(2)	The fourth quarter of fiscal 2006 includes a tax charge of approximately $36 million associated with the repatriation of international cash which was partly offset by the foreign tax credits. The tax benefit for fiscal year 2006 includes approximately $51 million from the recognition of certain foreign tax credits, $18 million arising from international stock based compensation deductions and $66 million arising from foreign export benefits and other international tax rate benefits. Partially offsetting these benefits was a charge of approximately $60 million related to additional tax contingencies. The fourth quarter of fiscal 2005 and fiscal year 2005 include a tax charge of $55 million associated with the repatriation of international cash which was partially offset by a foreign export benefit refund received in the second quarter of approximately $26 million associated with prior fiscal years.

(3)	Net income and the number of shares used in the computation of diluted GAAP EPS for the fiscal year ended March 31, 2006 have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes.

Table 2
CA, INC.
Consolidated Condensed Balance Sheets
(in millions)
(unaudited)

	March 31,	March 31,
	2006	2005 (1)
Cash and marketable securities	$1,865	$3,125
Trade and installment A/R, net	432	721
Federal and state income taxes receivable	—	55
Deferred income taxes	256	126
Other current assets	50	102

Total current assets	2,603	4,129

Installment A/R, due after one year, net	449	595
Property and equipment, net	634	622
Purchased software products, net	461	726
Goodwill, net	5,308	4,544
Deferred income taxes	130	130
Other noncurrent assets, net	790	536

Total assets	$10,375	$11,282

Current portion of long-term debt and loans payable	$1	$826
Government investigation settlement	2	153
Deferred subscription revenue (collected)-current	1,517	1,407
Deferred maintenance revenue	250	270
Other current liabilities	1,604	1,361

Total current liabilities	3,374	4,017
Long-term debt, net of current portion	1,810	1,810
Deferred income taxes	46	187
Deferred subscription revenue (collected)-noncurrent	448	273
Other noncurrent liabilities	77	53

Total liabilities	5,755	6,340
Stockholders’ equity	4,620	4,942

Total liabilities and stockholders’ equity	$10,375	$11,282

(1)	Certain balances have been reclassified to conform with current period presentation.

Table 3
CA, INC.
Quarterly Condensed Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2006	2005 (1)	2006	2005(1)
OPERATING ACTIVITIES:
Net (loss) income	$(36)	$16	$139	$(4)
Income (loss) from discontinued operations, net of taxes	—	—	3	(2)

(Loss) income from continuing operations	(36)	16	136	(2)

Adjustments to reconcile (loss) income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	153	145	583	577
Provision for deferred income taxes	(82)	19	(344)	(196)
Non-cash compensation expense related to stock and pension plans	3	27	96	104
Loss (Gain) on asset divestitures	1	—	(7)	—
Shareholder litigation settlement	—		—	16
Foreign currency transaction loss (gain)	1	2	(9)	8
Non-cash charge for in-process research and development	—	—	18	—
Changes in other operating assets and liabilities:
Decrease in noncurrent installment A/R, net	43	89	164	210
Increase (decrease) in deferred subscription revenue (collected) — noncurrent	174	44	179	(8)
Increase (decrease) in deferred maintenance revenue	7	34	(20)	(27)
Decrease in trade and current installment A/R, net	38	80	270	379
Increase in deferred subscription revenue (collected) — current	264	223	149	164
Increase in taxes payable, net	21	57	91	165
Restitution fund, net	(75)	—	(150)	143
Restructuring and other, net	15	(5)	56	3
(Decrease) Increase in A/P, accrued expense and other	(40)	(115)	101	(141)
Changes in other operating assets and liabilities	79	122	67	132

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	566	738	1,380	1,527

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	(331)	(11)	(1,011)	(469)
Settlements of purchase accounting liabilities	(7)	(5)	(37)	(21)
Purchases of property and equipment, net	(32)	(27)	(143)	(69)
Proceeds from sale of property and equipment	36	—	77	14
Sales (purchases) of marketable securities, net	43	101	344	(116)
Increase (decrease) in restricted cash	10	(7)	7	(9)
Capitalized software development costs and other	(19)	(23)	(84)	(70)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(300)	28	(847)	(740)

FINANCING ACTIVITIES:
Debt (repayments) borrowings, net	(1)	(1)	(912)	996
Dividends paid	(23)	(24)	(93)	(47)
Debt issuance fees	—	—	—	(12)
Exercise of common stock options and other	22	18	127	99
Exercise of call spread options	—	(673)	—	(673)
Purchases of treasury stock	(223)	(150)	(590)	(161)

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(225)	(830)	(1,468)	202

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	41	(64)	(935)	989
Effect of exchange rate changes on cash	28	(32)	(63)	47

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	69	(96)	(998)	1,036
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,762	2,925	2,829	1,793

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,831	$2,829	$1,831	$2,829

(1)	Certain balances have been reclassified to conform with current period presentation.

Table 4
CA, INC.
Reconciliation of GAAP Results to Net Operating Income
(in millions, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2006	2005	2006	2005
Total Revenue	$947	$917	$3,776	$3,560
Total Expenses	997	854	3,663	3,558

(Loss) income before income taxes	(50)	63	113	2

Non-GAAP adjustments:

Purchased software amortization	101	101	401	406
Intangibles amortization	14	10	51	40
Acquisition IPR&D	—	—	18	—
Restructuring and other(1)	22	—	88	28
Restitution fund charge	—	—	—	218
Shareholder Litigation	—	—	—	16

Total Non-GAAP adjustments	137	111	558	708

Operating income before interest and taxes	87	174	671	710

Interest on dilutive convertible Bonds	2	10	8	41

Operating income before taxes	89	184	679	751
Income tax provision (2)	5	55	189	238

Net operating income (3)	$84	$129	$490	$513

Diluted operating EPS (3)	$0.14	$0.20	$0.81	$0.80

# of Shares Used (3)	602	637	608	640

(1)	The fourth quarter of fiscal 2006 and fiscal year 2006 include restructuring charges of $18 million and $72 million, respectively and other charges of $4 million and $16 million, respectively. Fiscal year 2005 includes restructuring charges of $28 million.

(2)	Non-GAAP taxes are provided based on the estimated effective annual non-GAAP tax rate. The fourth quarter of fiscal 2006 included approximately $25 million of foreign tax credits.

(3)	Net operating income and the number of shares used in the computation of diluted operating EPS for the three months and fiscal years ended March 31, 2006 and 2005 have been adjusted to reflect the dilutive impact of the Company’s 1.625 percent Convertible Senior Notes. The number of shares for the three months and fiscal year ended March 31, 2005 also includes the dilutive impact of the Company’s 5 percent Convertible Senior Notes.
Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.

Table 5
CA, INC.
Reconciliation of GAAP Results to Operating Results
(in millions, except per share data)
(unaudited)

	Three Months Ended	Fiscal Year Ended	Fiscal Year Ending
	March 31, 2006	March 31, 2006	March 31, 2007(1)
(Loss) income from continuing operations	$(0.06)	$0.23	$0.44

Non-GAAP adjustments, net of taxes

Acquisition amortization	0.11	0.47	0.37
Acquisition IPR&D	0.00	0.02	0.00
Repatriation related taxes	0.06	0.00	0.00
Restructuring and other charges	0.03	0.09	0.02

Non-GAAP Diluted operating EPS	$0.14	$0.81	$0.83

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.
(1) The Company added that its annual outlook for 2007 has not been adjusted to reflect the $2 billion repurchase plan. This outlook also assumes that the Company will take steps to achieve certain cost savings. These steps may have related non-operating costs that would have a negative effect on GAAP earnings per share. The Company has not yet identified these savings or quantified their potential impact on GAAP earnings per share, and it is possible that GAAP earnings per share could be lower than the amount included in this outlook.

Table 6
CA, INC.
Reconciliation of GAAP Cash Flow from Operations to Adjusted Cash Flow from Operations
(in millions)
(unaudited)

	FY2006	FY2005
Cash flow from operations	$1,380	$1,527

Benefit from tax law change	—	(300)
Restitution fund	150	75
Restructuring	22	25

Adjusted cash flow from operations	$1,552	$1,327

Refer to the discussion of Non-GAAP measures included in the accompanying press release for additional information.